Exhibit 10.1

                      Purchase Agreement

This Purchase Agreement (Agreement) is made by and among U.S. Environmental Corporation (USEC), a
Colorado corporation, Tonkin Springs Venture
Limited Partnership, a Nevada limited partnership
(TSVLP or the Seller) and, BacTech Nevada
Corporation (BacTech Nevada or BacTech), a Nevada corporation.

                          Recitals

A.  TSVLP and USEC own all the issued and
outstanding ownership interests of Tonkin Springs
LLC (TSLLC), a Delaware limited liability company.

B.  TSLLC is the owner of the Tonkin Springs
Property (defined below).

C. U.S. Gold Corporation (USGold), the parent corporation of USEC and TSVLP, and BacTech
Enviromet Corporation (BacTech Canada), the parent company of BacTech Nevada are parties to a certain letter agreement dated March 25, 2003 as amended on March 28, 2003 (collectively, the Letter
Agreement), pursuant to which USGold and BacTech
Canada agreed to the basic terms of their agreement for the sale by TSVLP to BacTech Canada, or its nominee, of the shares of a fifty-five percent (55%) ownership interest in TSLLC.

D. The parties desire to formalize the terms of their agreement as provided in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

1.1 Applicable Contract means any Contract (a) under which TSLLC has or may acquire any rights or interests; (b) under which TSLLC has or may become subject to any obligations or liabilities; or (c) by which TSLLC, or any of the assets owned or used by it, is or may become bound.

1.2  BacTech Canada means BacTech Enviromet
Corporation, a corporation organized under the laws of the Canada, and its successors and assigns.

1.3 BacTech Nevada means BacTech Nevada
Corporation, a Nevada corporation, and its successors and assigns.

1.4 Balance Sheet shall have the meaning defined in Section 3.5.

1.5 Breach means a Breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision; or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term Breach means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.6 Closing shall have the meaning defined in
Section 2.3.

1.7 Closing Date means the date and time as of which the Closing actually takes place.

1.8 Commercial Production means the last day of a consecutive two-month period during which payable or accountable gold production from the Tonkin
Springs Property totals at least 3,000 ounces of gold per month, provided that such production is part of an approved program of at least one year in duration which contemplates an estimated budgeted production rate of at least 40,000 ounces of gold per annum.

1.9 Contemplated Transactions means all of the transactions contemplated by this Agreement, including:

(a) the sale of the Ownership Interests by Seller to BacTech and BacTech's acquisition and ownership of the Ownership Interests and the exercise of control over TSLLC;

(b) the execution, delivery and performance of the Members' Agreement and the Operating
Agreement;  and

(c) the performance by BacTech and Seller of their respective covenants and obligations under this Agreement.

1.10 Contract means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.11 Due Diligence means BacTech's examinations and investigations intended to determine the accuracy of the representations and warranties of TSVLP and USEC, the title to and value of the assets, and all other matters pertinent or related to BacTech's decision to close the Contemplated
Transactions.

1.12 Due Diligence Period means the period of time during which BacTech shall have the opportunity to conduct its due diligence investigation of Seller and TSLLC which period shall continue until July
31, 2003.

1.13 Environment means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, underground water, drinking water supply, stream sediments, ambient air (including indoor air), all layers of atmosphere, plant and animal life, all living organisms and interacting natural systems that include components of air, land, water, organic or inorganic matter and living organisms and any other environmental medium or natural resource.

1.14 Exhibits means the exhibits attached to and by reference incorporated in this Agreement.

1.15 Governmental Authorization means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal
Requirement.

1.16 Knowledge means an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.17 Legal Requirement means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.18 Members' Agreement means that certain Second
Amended and Restated Members' Agreement of the members of Tonkin Springs LLC dated as of July 31, 2003, by and among TSVLP, USEC and BacTech Nevada.

1.19 Operating Agreement means that certain Second
Amended and Restated Operating Agreement of Tonkin
Springs LLC dated as of July 31, 2003, by and among TSVLP, USEC and BacTech Nevada.

1.20 Organizational Documents means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and the operating agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

1.21 Ownership Interests means the interests of TSLLC owned by TSVLP to be sold to BacTech and which represent a fifty-five percent (55%) ownership interest in TSLLC.

1.22 Person means any individual, corporation
(including any non-profit corporation), general or limited partnership, limited liability company, joint venture, syndicate, estate, trust, trustee, administrator or other legal personal representative, association, organization, labor union, or other entity or governmental body however designated or constituted.

1.23 Proceeding means any action, arbitration, audit, hearing, investigation, inquiry, litigation, or suit (whether civil, quasi-criminal, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental, administrative, regulatory or similar body or arbitrator.

1.24 Purchase Price means the purchase price for the Ownership Interests as provided in Section
2.2.

1.25 Representative means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.26 Securities Act means the Securities Act of
1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.27 Seller means TSVLP and its successors and assigns.

1.28 Tax means assessments, charges, deductions, fees, imposts and levies assessed or imposed by any federal, provincial, state or local government agency, office or political subdivision.

1.29 Tax Return means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal
Requirement relating to any Tax.

1.30 Threatened means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent
Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

1.31 Tonkin Springs Property means the assets, interests, properties and rights described in Exhibit A to the Operating Agreement, including the lands, leases, mineral rights, mining claims and water rights and obligations and reclamation obligations related to the foregoing, which comprise the Tonkin Springs Mine situated in Eureka County, Nevada.

1.32 TSLLC means Tonkin Springs Limited Liability
Company, a Delaware limited liability company, and its successors and assigns.

1.33 TSVLP means Tonkin Springs Venture Limited
Partnership, a Nevada limited partnership, and its successors and assigns.

1.34 USEC means U.S. Environmental Corporation, a
Colorado corporation, and its successors and assigns.

1.35 USGold means U.S. Gold Corporation, a
Colorado corporation, and its successors and assigns.

2. Purchase, Sale and Transfer Ownership
Interests; Closing.

2.1 Purchase and Sale.  In consideration of
BacTech's payment to Seller of the sum of Two
Hundred Fifty Thousand Dollars ($250,000.00), which Seller acknowledges BacTech paid to Seller on the execution of the Letter Agreement, and the other consideration provided for in this Agreement and subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Ownership Interests to BacTech and BacTech will purchase the Ownership Interests from Seller. The parties agree that the sum of Two
Hundred Fifty Thousand Dollars ($250,000.00) paid by BacTech Canada to Seller shall be credited in BacTech's favor against the Purchase Price.

2.2 Purchase Price. The purchase price for the Ownership Interests will be (i) One Million Seven
Hundred Fifty Thousand Dollars ($1,750,000.00),
(ii) subject to BacTech's right to withdraw pursuant to Section 2.1 of the Operating
Agreement, the use at the Tonkin Springs Property of any proprietary technology owned by BacTech or its Affiliates at no expense to TSLLC, as determined by TSLLC's Manager to be necessary or desirable for operations of the Tonkin Springs
Property, and (iii) subject to BacTech's right to withdraw pursuant to Section 2.1 of the Operating
Agreement, the additional BACTECH Initial
Contribution as provided in Section 2.2 of the Members' Agreement. The purchase price shall consist of the following components:

(a)  The sum of Two Hundred Fifty Thousand Dollars
($250,000.00) paid by BacTech Canada to Seller on execution of the Letter Agreement.

(b)  The sum of One Hundred Fifty Thousand Dollars
($150,000.00) payable by BacTech to Seller on the Closing.

(c)  Subject to BacTech's right to withdraw
pursuant to Section 2.1 of the Operating
Agreement, the sum of Six Hundred Thousand Dollars
($600,000.00) payable by BacTech to Seller on or before October 31, 2003.

(d)  Subject to BacTech's right to withdraw
pursuant to Section 2.1 of the Operating
Agreement, the sum of Seven Hundred Fifty Thousand
Dollars ($750,000.00) payable by BacTech to Seller on the commencement of Commercial Production at the Tonkin Springs Property, or, if Commercial
Production has not been achieved within twelve
(12) months of Closing, BacTech will pay Seller
Sixty-Two Thousand Five Hundred Dollars
($62,500.00) per month, commencing on the first anniversary of the Closing Date and continuing on the same day of the eleven (11) following months.

2.3   Closing.  The purchase and sale (the
Closing) provided for in this Agreement will take place at the offices of Cassels Brock & Blackwell
LLP, 2100 Scotia Plaza, 40 King Street West,
Toronto, Ontario, Canada M5H 3C2 on or before July
31, 2003, or at such other time or place as the parties may agree.

2.4 Closing Obligations.  At the Closing:

(a)  Seller will deliver to BacTech:

(i) an assignment of the Ownership Interests executed by the Seller;

(ii) the resignations of TSVLP with William W.
Reid, David C. Reid and William F. Pass as manager/officers of TSLLC effective on the Closing
Date;

(iii) a certificate executed by Seller and USEC representing and warranting to BacTech that, except as stated in such certificate, each of their representations and warranties in this Agreement and the Operating Agreement was accurate in all respects as of the date of this Agreement and the Operating Agreement, as the case may be, and is accurate in all respects as of the Closing
Date as if made on the Closing Date (giving full effect to any supplements to the Exhibits that were delivered by Seller to BacTech before the Closing Date); and

(iv) all other documents which Seller and USEC are obligated to execute and deliver on or before the Closing, including the Members' Agreement and Operating Agreement.

(b)  BacTech will deliver to Seller:

(i)  the sum of One Hundred Fifty Thousand Dollars
($150,000.00) which BacTech will deliver by wire transfer to an account designated by TSVLP;

(ii) a certificate executed by BacTech to the effect that, except as otherwise stated in such certificate, each of BacTech's representations and warranties in this Agreement and the Operating
Agreement was accurate in all respects as of the date of this Agreement and the Operating
Agreement, as the case may be, and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iii) all other documents which BacTech is obligated to execute and deliver on or before the Closing, including the Members' Agreement and Operating Agreement.

3.  Covenants, Representations and Warranties of
Seller and USEC. Sellers covenant, represent and warrant to BacTech as follows and acknowledges that BacTech is relying upon the following covenants, representations and warranties in connection with its purchase of the Ownership
Interests:

3.1  Organization and Good Standing.

(a)  TSVLP is a limited partnership duly
organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under contracts. TSVLP is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) TSLLC is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable
Contracts. TSLLC is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(c) Sellers have delivered to BacTech correct and complete copies of the Organizational Documents of TSVLP, USEC and TSLLC, as currently in effect.

3.2  Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Members' Agreement and Operating Agreement and such other written assurances as BacTech reasonably requests Seller execute and deliver
(collectively, the Seller's Closing Documents), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's
Closing Documents.  Each of this Agreement, the
Members' Agreement and Operating Agreement and the
Seller's Closing Documents required to be delivered by the Sellers at Closing has been duly authorized by the Seller.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Seller; (B) any resolution adopted by the general partner or the limited partners of TSVLP; or (C) any resolution adopted by the managers or the members of TSLLC;

(ii) contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal
Requirement or any order to which any Sellers, or any of the assets owned or used by the Seller, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the business of, or any of the assets owned or used by, a Seller;

(iv) cause BacTech or Seller to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Seller to be reassessed or revalued by any taxing authority or other governmental body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by the Seller.

The Seller is not or will not be required to give any notice (except the designation to governmental authorities of the new Responsible Person as required regarding environmental regulations) to or obtain any approval or consent from any Person or file with any governmental entity, regulatory body, court or other Person in connection with the execution, delivery or performance of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Financial Statements. Seller has delivered to BacTech: (a) consolidated balance sheet of USGold as at December 31, 2002, and the related audited consolidated statements of income, changes of stockholders' equity and cash flow for the year ending December 31, 2002; (b) a consolidated balance sheet of USGold as at December 31, 2002
(including the notes, the Balance Sheet), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report of December 31, 2002, independent certified public accountants; and (c) an unaudited consolidated balance sheet of USGold as at March 31, 2003 (the
Interim Balance Sheet) and the related unaudited consolidated statements of income, and cash flow for the 3 months then ended, including in each case the applicable notes. Such financial statements and notes fairly, completely and accurately present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of USGold as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles, applied on a consistent basis, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those include in the Balance Sheet); the financial statements referred to in this Section 3.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. There has been no material change in the financial condition of USGold from that reflected in the above noted financial statements.

3.4 Books and Records. The books of account, minute books, membership, ownership and stock record books, and other records of the Seller and TSLLC, all of which have been made available to BacTech, are complete and correct and have been maintained in accordance with sound business practices and the requirements of law, including the maintenance of an adequate system of internal controls. The minute books of the Seller and TSLLC contain accurate and complete records of all meetings held of, and actions taken by, the managers, members, partners and stockholders, respectively, the boards of directors, general partners and managers, respectively, and committees of Seller, and no meeting of any such managers, members, board of directors, or partners, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of USGold.

3.5 No Undisclosed Liabilities. Neither Seller nor TSLLC has any outstanding liabilities or obligations of any nature [other than as set forth under governmental authorities, property lease or related agreements, as described in the Operating
Agreement, the Members' Agreement, or Exhibits thereto,] and neither the Seller nor TSLLC is a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of any kind, or any similar commitment with respect to the obligations, liabilities
(contingent or otherwise) of any Person, except for liabilities or obligations reflected or reserved against in the general ledger balances
Exhibit E to the Operating Agreement and current liabilities incurred in the ordinary course of business consistent with past practice, none of which has been materially adverse in the nature, results of operations, assets or financial condition of the Seller or TSLLC since June 30, 2003.

3.6  Taxes.

(a) TSLLC has filed or caused to be filed (on a timely basis since inception) all Tax Returns that are or were required to be filed by or with respect to TSLLC, either separately or as a member of a group of corporations, pursuant to applicable
Legal Requirements. The Sellers has delivered, or will deliver and make available to BacTech, copies of all such Tax Returns filed since inception.
TSLLC has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or TSLLC.

(b) All Tax Returns filed by (or that include on a consolidated basis) the Seller are true, correct, and complete. There is no tax sharing agreement that will require any payment by TSLLC after the date of this Agreement.

3.7 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of TSLLC, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.8 Pension and Retirement Plans. TSLLC has no pension, retirement or other ERISA plan or program.

3.9  Insurance.

(a) The Seller has delivered to BacTech true and complete copies of all policies of insurance to which the Seller is a party or under which the Seller, is or has been covered at any time within the one year preceding the date of this Agreement;

(b) (i) All policies to which the Seller is a party or that provide coverage to the Seller or any of the Sellers:

(A) are valid, outstanding, and enforceable;
(B) are issued by a responsible insurer that is financially sound and reputable;

(ii) Seller has paid all premiums due, and have otherwise performed all of the Seller's obligations, under each policy to which the Seller is a party or that provides coverage to the Seller; and

(iii) The Seller has given notice to the insurer of all claims that may be insured.

3.10  Employees.

(a) The Seller has provided to BacTech a complete and accurate list of the following information for each employee of TSLLC, including each employee on leave of absence or layoff status: employer; name;
job title; current compensation paid or payable;
and vacation accrued;

(b) No employee, director, manager, member or officer of TSLLC is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, director, manager, member or officer and any other Person (Proprietary Rights Agreement) that in any way adversely affects or will affect
(i) the performance of such person's duties as an employee, manager, member, officer or director of TSLLC; or (ii) the ability of TSLLC to conduct
TSLLC's business. To the Seller's Knowledge, no director, officer, or other key employee of TSLLC intends to terminate his employment with TSLLC.

3.11  Disclosure.

(a) No representation or warranty of the Seller in this Agreement and no statement in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to the Seller that has specific application to the Seller (other than general economic or industry conditions) and that materially adversely affects or, as far as the Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of TSLLC that has not been stated in this Agreement, Member Agreement and Operating Agreement.

3.12  Relationships With Related Persons.  No
related person of the Seller or of TSLLC has, or since the first day of the next to last completed fiscal year of TSLLC has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to TSLLC's businesses. No related person of the Seller or of TSLLC is, or since the first day of the next to last completed fiscal year of TSLLC has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with TSLLC other than business dealings or transactions conducted in the ordinary course of business with TSLLC at substantially prevailing market prices and on substantially prevailing market terms. No related person of the Seller, is a party to any Contract with, or has any claim or right against, TSLLC.

3.13 Brokers or Finders. The Seller and it's agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold BacTech harmless from any such payment alleged to be due by or through the Seller as a result of the action of the Seller, its limited partner, its several partner or its agents.

4.  Representations And Warranties of BacTech.
BacTech represents and warrants to Seller and USEC as follows and acknowledges that the Seller is relying upon the following representations and warranties in connection with BacTech's purchase of the Ownership Interests:

4.1  Organization and Good Standing.  BacTech
Nevada is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

4.2  Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of BacTech Nevada, enforceable against it in accordance with its terms. Upon the execution and delivery by BacTech of the Members' Agreement, Operating Agreement and other instruments which BacTech is obligated to execute and deliver on or before the Closing
(collectively, BacTech's Closing Documents), the
BacTech's Closing Documents will constitute the legal, valid, and binding obligations of BacTech, enforceable against BacTech in accordance with their respective terms. BacTech has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the BacTech's Closing Documents and to perform its obligations under this Agreement and the BacTech's
Closing Documents.

(b) Neither the execution and delivery of this Agreement by BacTech Nevada, nor the consummation or performance of any of the Contemplated
Transactions by them will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of the Organizational Documents of BacTech Nevada;

(ii)  any resolution adopted by the board of
directors or the stockholders of BacTech Nevada;

(iii)  any Legal Requirement or order to which
BacTech Nevada may be subject; or

(iv) any Contract to which BacTech Nevada is a party or by which it may be bound.

BacTech Nevada will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3   Investment Intent.  BacTech is acquiring the
Ownership Interests for its own account and not with a view to their distribution within the meaning of the Securities Act.

4.4 Certain Proceedings.  There is no pending
Proceeding that has been commenced against BacTech and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated
Transactions. To BacTech's Knowledge, no such
Proceeding has been Threatened.

4.5 Brokers or Finders. BacTech and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller and USEC harmless from any such payment alleged to be due by or through BacTech as a result of the action of BacTech or its officers or agents.

5.  Covenants of Seller Before Closing Date.

5.1  Due Diligence Access And Investigation.
Between the date of this Agreement and the Closing
Date, Seller will, and will cause TSLLC and its Representatives to: (a) afford BacTech and its Representatives and prospective lenders and their Representatives (collectively, BacTech's Advisors) full and free access to TSLLC's personnel, properties, contracts, books and records, and other documents and data; (b) furnish BacTech and BacTech's Advisors with copies of all such contracts, books and records, and other existing documents and data as BacTech may reasonably request; and (c) furnish BacTech and BacTech's
Advisors with such additional financial, operating, and other data and information as BacTech may reasonably request. BacTech represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement which should be disclosed to the Seller in order to prevent the representations and warranties of the Seller contained herein from being materially misleading;

5.2 Operation of The Businesses of TSLLC. Between the date of this Agreement and the Closing Date, Seller will, and will cause TSLLC to:

(a) conduct the business of TSLLC only in the ordinary course of business consistent with past practice;

(b) use its best efforts to preserve intact the current business organization of TSLLC, keep available the services of the current officers, employees, and agents of TSLLC, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with TSLLC;

(c) confer with BacTech concerning operational matters of a material nature;

(d) maintain all assets or equipment, whether owned or leased, in as-is condition and repair, maintain insurance on all the assets and equipment comparable in amount, scope and coverage that is in effect on the date of this Agreement;

(e) do or refrain from doing all acts and things in order to ensure that the representations and warranties in Section 3 remain true and correct at Closing as if such representations and warranties were made as of such date; and

(f) otherwise report periodically to BacTech concerning the status of the business, operations, and finances of TSLLC.

5.3  Negative Covenant.  Except as otherwise
expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause TSLLC not to, without the prior consent of BacTech, take any affirmative action, or fail to take any reasonable action within their or its control, the result of which would cause the representations and warranties referred to in Section 3 to become untrue.

5.4 Required Approvals.  As promptly as
practicable after the date of this Agreement, Seller will, and will cause TSLLC to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated
Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause
TSLLC to, (a) cooperate with BacTech with respect to all filings that BacTech elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) cooperate with BacTech in obtaining all consents required to be delivered by Seller.

5.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify BacTech in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller and USEC will promptly notify BacTech of the occurrence of any Breach of any covenant of Seller and USEC in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6 Best Efforts. Between the date of this Agreement and the Closing Date, Seller and USEC will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.  Covenants of BacTech Before Closing Date.

6.1  Approvals of Governmental Bodies.  As
promptly as practicable after the date of this Agreement, BacTech will, and will cause each of its related persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, BacTech will, and will cause each related person to, cooperate with Seller with respect to all filings that Seller is required by Legal
Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents required to be delivered by Seller; provided that this Agreement will not require BacTech to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental
Authorization.

6.2  Best Efforts.  Except as stated in the
proviso to Section 6.1, between the date of this Agreement and the Closing Date, BacTech will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.  Conditions Precedent to BacTech's Obligation
to Close.   BacTech's obligation to purchase the
Ownership Interests and to take the other actions required to be taken by BacTech at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (each of which is acknowledged to be for the exclusive benefit of BacTech and any of which may be waived by BacTech, in whole or in part):

7.1  Accuracy of Representations.

(a) All of Seller's and USEC's representations and warranties in the Operating Agreement
(considered collectively), and each of these representations and warranties (considered individually), must have been true and accurate as of the date of this Agreement, and must be true and accurate as of the Closing Date as if made on the Closing Date.

(b) BacTech shall have received certificates confirming the foregoing signed for and on behalf of Seller and USEC by a senior officer or general partner in form and substance satisfactory to BacTech and BacTech's counsel.

7.2  Seller's Performance.

(a) All of the covenants and obligations that Seller and USEC are required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations
(considered individually), must have been duly performed and complied with in all material respects.

(b)  Each document required to be delivered
pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in
Section 5.4 must have been performed and complied with in all respects.

(c) BacTech shall have received certificates confirming the foregoing signed for and on behalf of Seller and USEC by a senior officer or general partner in form and substance reasonably satisfactory to BacTech and BacTech's counsel.

7.3 Consents. Each of the consents required to be delivered by Seller must have been obtained and must be in full force and effect.

7.4 Additional Documents. Each of the following documents must have been delivered to BacTech:

(a) an opinion of TSLLC's counsel, dated the Closing Date, in form acceptable to BacTech in accordance with which TSLLC's counsel opines favorably concerning the Seller's representations and warranties in sections 3.1 and 3.2;

(b) such other documents as BacTech may reasonably request for the purpose of: (i) evidencing the accuracy of any of the Seller's and TSLLC's representations and warranties; (ii) evidencing the performance by Seller and TSLLC of, or the compliance by Seller and TSLLC with, any covenant or obligation required to be performed or complied with by Seller and TSLLC, including delivery of written releases and terminations of any claims, encumbrances, liens or security interests in, to or against the Tonkin Springs Property;; (iii) evidencing the satisfaction of any condition referred to in this Section 7; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5  Due Diligence.  Seller shall have permitted
BacTech and its representatives to have conducted such due diligence investigations of TSLLC and the Tonkin Springs Property as BacTech shall have considered necessary or advisable and BacTech shall be satisfied from its due diligence investigation of TSLLC and the Tonkin Springs
Property on or before July 31, 2003.

7.6  No Transactions.  From the date of the Letter
Agreement to and including the Closing Date, Seller shall not have effected or taken any steps to effect any transaction or action involving
TSLLC or the Tonkin Springs Property out of the ordinary course of business without BacTech's prior written consent.

7.7 No Liens or Encumbrances. There shall be no liens or encumbrances on the Tonkin Springs
Property except as disclosed in Exhibit A to the Operating Agreement.

7.8 No Liabilities. TSLLC shall have no vendor liabilities as of the Closing Date and there shall be no adverse claims against or claims, encumbrances or liens on the Tonkin Springs
Property except the inherent liability and obligations related to reclamation of the properties and governmental permits and authorities, and as set forth in the Operating
Agreement and Member's Agreement, and Exhibits thereto.

7.9  No Proceedings.  Since the date of this
Agreement, there must not have been commenced or threatened against Seller, USEC or TSLLC, or against any Person affiliated with Seller or TSLLC, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated
Transactions; or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated
Transactions.

7.10  No Claim Regarding Equity Ownership or Sale
Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any voting, equity, or ownership interest in TSLLC; or (b) is entitled to all or any portion of the Purchase Price payable for the Ownership Interests.

7.11 No Prohibition. Neither the consummation nor the performance of any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause BacTech or any Person affiliated with BacTech to suffer any material adverse consequence under (a) any applicable Legal Requirement or order; or (b) any Legal Requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

8.  Conditions Precedent to Seller's Obligation to
Close.  Seller's obligation to sell the Ownership
Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1  Accuracy of Representations.  All of
BacTech's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true and accurate in all material respects as of the date of this Agreement and must be true and accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2  BacTech's Performance.

(a) all of the covenants and obligations that BacTech is required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)  BacTech must have delivered each of the
documents required to be delivered by BacTech pursuant to Section 2.4 and must have made the cash payments required to be made by BacTech pursuant to Section 2.2(a).

8.3  Consents.  Each of the consents to be
delivered by Seller, must have been obtained and must be in full force and effect.

8.4 Additional Documents. BacTech must have caused the following documents to be delivered to
Seller:

(a) an opinion of BacTech's counsel, dated the Closing Date in form acceptable to Seller opining favorable concerning BacTech's representations and warranties in Sections 4.1 and 4.2; and

(b) such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of BacTech; (ii) evidencing the performance by BacTech of, or the compliance by BacTech with, any covenant or obligation required to be performed or complied with by BacTech; (iii) evidencing the satisfaction of any condition referred to in this
Section 8; or (iv) otherwise facilitating the consummation of any of the Contemplated
Transactions.

8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other order that (a) prohibits the sale of the Ownership
Interests by Seller to BacTech; and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.  Termination.

9.1 Termination Events. This Agreement may, by notice given before or at the Closing, be terminated:

(a)  by BacTech, in its sole and exclusive
discretion, at any time before expiration of the Due Diligence Period;

(b)  by either BacTech or Seller if a material
Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(c)  (i) by BacTech if any of the conditions in
Section 7 has not been satisfied as of the Closing
Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of BacTech to comply with its obligations under this Agreement) and BacTech has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

(d)  by mutual consent of BacTech and Seller.

9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.
If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement will terminate;
provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  Indemnification.

10.1  Indemnification.

(a)  each of the Seller and BacTech shall
indemnify the other party, and its affiliates and their respective directors, officers, managers, employees, agents and attorneys, (collectively
Indemnified Party) from and against all direct and indirect costs, expenses, damages, obligations, claims, demands, actions or liabilities, including reasonable attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by the first party
(Indemnifying Party) of any representation, warranty or covenant contained in this Agreement.

(b) If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying
Party shall have the right, but not the
obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice) the defense, compromise or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the indemnified claim or demand.

11.  General Provisions.

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause TSLLC not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Confidentiality. Between the date of this Agreement and the Closing Date, BacTech, Seller and USEC will maintain in confidence, and will cause the advisors, agents, directors, employees, managers, members and representatives of BacTech, Seller and USEC to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated
Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier
(with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers stated below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:     Tonkin Springs Venture Limited
Partnership
            U.S. Environmental Corporation
            C/o U.S. Gold Corporation
            2201 Kipling Street, Suite 100
            Lakewood, CO  80215-1545

            With a Copy to:  Randy L. Parcel, Esq.
            Perkins Coie LLP
            1899 Wynkoop St., Ste. 700
            Denver, CO 80202

BacTech:    BacTech Enviromet Corporation
            BacTech Nevada Corporation
            1450-439 University Avenue
            Toronto, Ontario, Canada  M5G 1Y8

            With a Copy to: Cassels Brock &
            Blackwell LLP
            Att: Mark Bennett
            2100 Scotia Plaza
            40 King Street West
            Toronto, Ontario M5H 3C2

            With a Copy to: Thomas P. Erwin, Esq.
            Erwin & Thompson LLP
            1 E. Liberty Street, Suite 424
            P.O. Box 40817
            Reno, NV 89504

11.4  Jurisdiction; Service of Process.  Any
action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada, County of Washoe, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern Division of the District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue.
Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement And Modification.  This
Agreement supersedes all prior agreements between the parties with respect to its subject matter
(including the Letter Agreement) and constitutes
(along with the Members' Agreement and Operating
Agreement and other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. In the event of an inconsistency between the terms of this Agreement and the terms of the Members Agreement and the Operating Agreement, the terms of the Members Agreement and the Operating Agreement shall prevail. This Agreement may not be amended except by a written agreement executed by all the parties hereto.

11.8 Assignments, Successors, and No Third-Party
Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that BacTech may assign any of its rights under this Agreement to any subsidiary of BacTech. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.9  Severability.  If any provision of this
Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10  Section Headings, Construction.  The
headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to Section or Sections refer to the corresponding
Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.11 Time of Essence. With regard to all dates and time periods stated or referred to in this Agreement, time is of the essence.

11.12  Governing Law.  This Agreement will be
governed by the laws of the State of Delaware without regard to conflicts of laws principles.

11.13 Counterparts; Facsimile. This Agreement may be executed and delivered in one or more counterparts, including counterparts delivered by facsimile, portable document format (PDF), or otherwise, each of which shall constitute an original document, and all of which taken together shall constitute one and the same instrument. A party providing its signature buy facsimile, PDF or otherwise shall promptly forward to the other party an original of the executed copy of this Agreement which was so delivered by facsimile or other means.

11.14 Independent Representation. The parties acknowledge that the terms of this Agreement have been negotiated by Seller and BacTech, as represented by their respective counsel, concerning the Contemplated Transactions to the end that any and all nonstandard terms and previous oral agreements and understandings of the parties have been placed in this Agreement and reduced to writing. The parties acknowledge that certain provisions of this Agreement and the instruments to be executed and delivered by the parties in accordance with this Agreement may have been drafted by one party, but acknowledge that neither this Agreement nor any instrument executed by any party in accordance with this Agreement shall be construed for or against a party by reason of such party's drafting or participation in the drafting of such instrument.

The parties have executed and delivered this Agreement effective as of July 31, 2003.

U.S. Environmental Corporation
By  /s/ David C. Reid
David C. Reid, President

Tonkin Springs Venture Limited Partnership
By:  Tonkin Springs Gold Mining Company,
     its general partner
By /s/ William W. Reid
Title:  William W. Reid, President

BacTech Nevada Corporation
By /s/ Bradley P. Marchant
Title: Bradley P. Marchant, President